UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2015

_________________

WIDEPOINT CORPORATION

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33035	52-2040275
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

7926 Jones Branch Drive, Suite 520, McLean, Virginia (Address of Principal Executive Office)		22102 (Zip Code)
Registrant’s telephone number, including area code: (703) 349-2577

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02(e) Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 9, 2015, WidePoint Corporation (the “Company”) and each of Steve L. Komar, the Company’s Chief Executive Officer, and James T. McCubbin, the Company’s Executive Vice President and Chief Financial Officer, mutually consented to the amendment of their respective employment agreements (each an “Amendment” and collectively, the “Amendments”). The Amendment to Mr. Komar’s employment agreement provides for (i) an expiration date of December 31, 2015 and (ii) a base salary of two hundred seventy thousand dollars ($270,000) per annum and the Amendment to Mr. McCubbin’s employment agreement provides for (i) an extension of the term of employment until March 31, 2017 and (ii) a base salary of two hundred sixty-five thousand dollars ($265,000) per annum. Copies of the Amendments are filed herewith as Exhibits 10.1 and 10.2 and the foregoing description is qualified by reference to the full text thereof.

In addition, on April 9, 2015, the Company and Jin Kang, the Company’s Executive Vice President and Chief Executive Officer of iSYS LLC and Chief Operations Officer, entered into an employment agreement (the “Agreement”), which replaced Mr. Kang’s prior employment agreement, dated November 27, 2012. The Agreement is for a term ending on December 31, 2016 and provides for (1) a base salary of $265,000 per year, (2) reimbursement for business expenses, (3) medical and other benefits consistent with our existing policies with respect to our key executives, as such policies may be amended from time to time in the future, and (4) bonus compensation in the reasonable discretion of the Compensation Committee of the Board of Directors.

Mr. Kang’s employment period will continue from the date of his agreement until December 31, 2016 unless he is terminated earlier due to (a) Mr. Kang’s death or permanent disability which renders Mr. Kang unable to perform his duties hereunder (as determined by the Company in its good faith judgment), (b) Mr. Kang’s resignation upon prior written notice to the Company of one-hundred and eighty (180) days, (c) termination by the Company for Cause or (d) termination by the Company without Cause upon prior written notice of one-hundred and eighty (180) days. “Cause” is defined in the Agreement as: (i) the repeated failure or refusal of Mr. Kang to follow the lawful directives of the Company, or its designee (except due to sickness, injury or disabilities), after prior notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang for up to thirty (30) days, (ii) gross inattention to duty or any other willful, reckless or grossly negligent act (or omission to act) by Mr. Kang, which, in the good faith judgment of the Company, materially injures the Company, including the repeated failure to follow the policies and procedures of the Company, after prior written notice to Employee and a reasonable opportunity to cure by Mr. Kang of up to thirty (30) days, (iii) a material breach of this Agreement by Mr. Kang, after prior written notice to Mr. Kang and a reasonable opportunity to cure by Mr. Kang of up to thirty (30) days, (iv) the commission by Mr. Kang of a felony or other crime involving moral turpitude or the commission by Mr. Kang of an act of financial dishonesty against the Company or, (v) a proper business purpose of the Company, which shall be limited to the elimination of the position filled by Mr. Kang as a result of a material decrease in revenues and/or profits of the Company, but with other cost cutting measures and the termination of other employees being first considered and instituted as determined in the sole judgment of the Company prior to the termination of Mr. Kang; provided, however, that in the event the Company terminates Mr. Kang under (v) above, then (I) the scope of the non-compete shall be limited to the products and services offered by the Company as of the termination of Mr. Kang and (II) the Company shall pay to Mr. Kang a continuation of base salary and benefits each month for the six (6) month period immediately following such termination. In the event Mr. Kang is terminated without Cause, then the Company shall pay to Mr. Kang a continuation of base salary and benefits each month for the six (6) month period immediately following such termination and the non-compete provisions in the Agreement shall not apply. A copy of the Agreement is filed herewith as Exhibit 10.3 and the foregoing description is qualified by reference to the full text thereof.

Item 9.01 Financial Statements and Exhibits

(d)	Exhibits

10.1	Amendment to Employment Agreement between WidePoint Corporation and Steve L. Komar

10.2	Amendment to Employment Agreement between WidePoint Corporation and James T. McCubbin

10.3	Employment Agreement between WidePoint Corporation and Jin Kang

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

WIDEPOINT CORPORATION

/s/ James T. McCubbin
Date: April 10, 2015	James T. McCubbin
Executive Vice President and Chief Financial Officer